                                                                    EXHIBIT 23.4


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 8, 1996, in the Pre-Effective Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-53791) and related Prospectus of SIMCALA, Inc. for the registration of $75,000,000 of 9 5/8% Series B Senior Notes due 2006.


Our audit also included the financial statement schedule of SIMCALA, Inc. listed in Item 16 for the period from February 10, 1995 (date of inception) to December 31, 1995. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                        /s/ Ernst & Young LLP



Cleveland, Ohio
July 14, 1998